Exhibit 3.123

CERTIFICATE OF FORMATION

OF

DYNEGY RESOURCE HOLDINGS, LLC

This Certificate of Formation of DYNEGY RESOURCE HOLDINGS, LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq.), as amended from time to time.

1.                                      Name.  The name of the limited liability company formed hereby is:

“DYNEGY RESOURCE HOLDINGS, LLC”.

2.                                      Registered Office.  The address of the registered office of the Company in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, Delaware 19901.

3.                                      Registered Agent.  The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is Capitol Services, Inc. 1675 South State Street, Suite B, in the City of Dover, County of Kent, Delaware 19901.

4.                                      Effective Time.  This Certificate of Formation shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 8th day of August, 2014.

By:	/s/Kelly D. Tlachac
Name:	Kelly D. Tlachac
Authorized Person